StockText

A personal stock alert assistant for public and private securities.

Invest

$1 minimum investment

DEADLINE: February 14, 2025

in 2 months

UNIT PRICE

$0.50

TOTAL RAISED ON NETCAPITAL

$1,135

TOTAL RAISED THIS ROUND

$1,135

VALUATION THIS ROUND

$7,445,000

Reg CF offering provided by Netcapital Funding Portal Inc.

PROBLEM

Stock prices can move quickly and investors need real-time data to react to market volatility in both public and private markets. Unfortunately, information about private securities is limited and can be difficult to find.

> **"Stock prices change moment by moment in response to any kind of development, including official company news, speculation, or economic data released by the government."**
>
> ---
> *Time Magazine*

SOLUTION

In the fast-paced world of stock trading, timely information is key to success.

StockText plans to help investors to stay ahead with real-time alerts on stock price changes, delivered directly to their phone and email. Whether they are a professional trader or a casual investor, market enthusiasts don't want to miss out on important market information. StockText intends to provide real-time news, research, and price-change alerts for both public and private securities.

Our goal is to help traders stay ahead with real-time stock alerts that are customizable and tailored to the customer's needs and that are easy to set up and manage. StockText intends to go beyond basic alerts. Want to be notified when a stock drops below a specific price or rises above a certain threshold? Our aim is to make it possible to tailor your alerts to match your investment strategy and risk preferences.


Solution
STOCKTEXT
StockText aims to provide real-time news, research, and price-change alerts for both public and private securities.
Text
Email alerts
Integration with social networks
Whether it be individual security data or breaking news, trading alerts ensure that investors are properly, and promptly, informed. These live alerts enable investors to act on provided data, adjusting investments to market changes and reducing the risk of missed opportunities or potential losses.
CORPORATEINSIGHT.COM

TECHNOLOGY STRATEGY

StockText intends to implement the following technology strategy:

Make the Technology Easy to Set Up and Manage: select a stock, choose the type of alert, set your conditions and you're done. Easily manage your alerts, modify conditions, or delete them at any time.

Provide Text Alerts: Get alerts straight to your phone via SMS. Whether you're at home, in the office, or on the go, you'll be connected to the market.

Deliver Email Notifications: Receive detailed alert notifications in your inbox, complete with insightful data to inform your next move.

Integrate with Social Media: Integrate your social networks with StockText for updates across social media platforms.

> **"Whether it be individual security data or breaking news, trading alerts ensure that investors are properly, and promptly, informed. These live alerts enable investors to act on provided data, adjusting investments to market changes and reducing the risk of missed opportunities or potential losses."**
>
> ---
> *corporateinsight.com*

BUSINESS MODEL

In order to build its customer base, StockText plans to use a freemium model, where the first tier is free. This tier will include basic news and stock alerts about public and private securities. On top of free tier, the company intends to offer a premium paid subscription, which includes research and analysis of companies and market movements.


Business Model
STOCKTEXT
FREE
FREEMIUM MODEL
StockText plans to offer the first tier free to build its customer base, includes news and stock change alerts
PREMIUM SUBSCRIPTION MODEL
To include everything in Freemium Model plus analyst reports
5

MARKET OPPORTUNITY

Investors have a strong appetite for financial news in order to have the information they need to try and trade successfully. As a result, the market for providers of financial data reached $22.1 billion in 2023, according to ibisworld.com. The industry grew by more than 2% in 2023 and increased by almost 5% per year over the past five years.


Market Opportunity
STOCKTEXT
$22
BILLION
Revenues for providers of financial data reached more than $22 billion in 2023
5%
Revenues have grown at almost 5% per year over the past five years
IBISWORLD.COM
6
MILLION
There are approximately 6 million day traders worldwide
15
MILLION
And 15 million active investors who trade online
FOREX.IN.RS

TEAM



Tony Hernandez
Manager

Tony Hernandez has more than 20 years of experience in the finance industry. With a diverse background in relationship management, lending, corporate structure, and compliance, he has held various positions at Bank of America, Citigroup, Wells Fargo and Union Bank. He currently serves as VP/Corporate Secretary at KRTL International Corp., where he is involved in strategic planning and mergers & acquisitions, as well as dividend policy and nominating future board members. Throughout his career, Tony has been actively involved in residential, business, and commercial lending. Outside of his professional endeavors, Tony is committed to making a positive impact in his community. He actively engages in volunteer work with organizations like Habitat for Humanity, dedicating his time and efforts to help those in need. Furthermore, he has shared his financial knowledge with children by teaching finance and money management through the L.A. Unified School District.



Kiran Kumar Sabhapathi
Technology

Kiran Kumar Sabhapathi is a seasoned full stack lead developer, with over 15 years of experience in the technology sector. His professional journey includes extensive work with various technologies such as React, Redux, Angular, Node.js, HTML, CSS, JavaScript, PHP, MySQL, MongoDB, and AWS. Kiran has demonstrated his skills in several roles, notably at Black Knight India Solutions, Ed-ventures E-Learning, vSplash Tech Labs, Triune IT Solutions, and Honeypot IT Consulting, among others. Kiran holds a B.Tech in Computer Science & Information Technology from JNTU, Hyderabad, and a Diploma in Electrical and Electrical Electronics Engineering from SBTE&T.

USE OF PROCEEDS

If the offering's maximum amount of $124,000 is raised:

Use	Value	% of Proceeds
Technology	$65,000	52.4%
Marketing	$25,000	20.2%
General & Administrative Expenses	$27,924	22.5%
Intermediary fees	$6,076	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Membership Units, under registration exemption 4(a)(6), in StockText LLC. This offering must reach its target of at least $10,000 by its offering deadline of February 14, 2025 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

$$\begin{array}{r l} & 15{,}138{,}000 \text{ units} \\ \times & \$0.50 \text{ per unit} \\ \hline & \$7{,}569{,}000 \text{ implied valuation} \end{array}$$

PITCH DECK

StockText Pitch Deck

FINANCIALS

Income statement

Balance sheet

Cash flow statement

Change in equity statement

Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on March 28, 2024
- Form C/A on June 26, 2024
- Form C/A on September 26, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website

UPDATES

Sep 26, 2024 — Filed Form C/A

Jun 26, 2024 — Filed Form C/A

Mar 28, 2024 — Primary offering of 248,000 units at $0.50

Mar 28, 2024 — Filed Form C

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